UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

(e) As previously reported in a Form 8-K filed with the Securities and Exchange Commission on June 7, 2011, Stephen W. Dick, the Executive Vice President in charge of strategic relationships, shipyard operations, and vessel acquisitions and dispositions for Tidewater Inc. (the “Company”), has retired from the Company on June 30, 2011.

Effective June 30, 2011, the Company entered into a retirement and consulting agreement with Mr. Dick (the “Agreement”). Under the Agreement, Mr. Dick will serve as a consultant to the Company for a two-year period following his retirement, which the Company may elect to extend for an additional two-year period (the “Consulting Period”). During the initial two-year term, Mr. Dick will be paid at an hourly rate of $200 for his services, which will increase to $250 per hour if the Company exercises its option to extend the Consulting Period’s term. Mr. Dick will continue to vest in his outstanding unvested stock options and shares of time-based restricted stock during the Consulting Period. Mr. Dick will retain any unvested shares of performance-based restricted stock that are outstanding on June 30, 2011 for possible vesting at the end of the applicable performance period, when he will be eligible to vest in a pro-rata portion of those shares equal to the time during the performance period in which he was either an employee or a consultant of the Company. In addition, the Company will pay Mr. Dick’s medical insurance premiums for up to two years following his retirement date.

The Agreement requires Mr. Dick to keep confidential certain Company nonpublic information known to him and, through the end of the Consulting Period, not to compete with the Company or solicit the Company’s employees or consultants for employment or otherwise to disrupt their relationship with the Company.

This brief summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is filed as an exhibit to this report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Retirement and Consulting Agreement between Tidewater Inc. and Stephen W. Dick, dated and effective as of June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

July 7, 2011	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, Secretary and General Counsel